UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2015

SOLAR POWER, INC.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	000-50142 (Commission File Number)	20- 4956638 (I.R.S. Employer Identification No.)

3400 Douglas Boulevard, Suite 285
Roseville, California 95661-3875
(Address and telephone number of principal executive offices) (Zip Code)

(916) 770-8100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 31, 2015, the Company entered into a membership interest purchase agreement (the “Membership Interest Purchase Agreement”) to acquire 100% of the interest in the holding company of 6.02 megawatt solar projects known as “Aerojet” in Rancho Cordova, California from (i) William Hedden, as Trustee of the William H. Hedden and Sandra L. Hedden Trust, (ii) Stephen C. Kircher, the chief strategy officer of SPI, as Trustee of the Kircher Family Irrevocable Trust dated December 29, 2004, and (iii) Steven Kay (collectively, the “Sellers”). In consideration of the purchase and sale described above, the Company will issue to the Sellers on the closing date of the transaction preferred membership interests in a wholly owned subsidiary of the Company to be formed pursuant to a limited liability company agreement, the terms and conditions of which will be negotiated and agreed to between the Company and the Sellers 30 days after the effective date of the Membership Interest Purchase Agreement. The acquisition is subject to several closing conditions including completion of satisfactory due diligence.

The foregoing summary of the terms and conditions of the Membership Interest Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description

10.1

Membership Interest Purchase Agreement by and among Solar Power, Inc., William Hedden, as Trustee of the William H. Hedden and Sandra L. Hedden Trust, Stephen C. Kircher, the chief strategy officer of SPI, as Trustee of the Kircher Family Irrevocable Trust dated December 29, 2004, and Steven Kay dated March 31, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR POWER, INC. a California Corporation

Dated: April 6, 2015	/s/ Amy Jing Liu
Name: Amy Jing Liu
Title: Chief Financial Officer

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